Exhibit 99.1

Investor Relations inquiries: Joel M. Wine Matson, Inc. 510.628.4565 jwine@matson.com	Media inquiries: Jeff S. Hull Matson, Inc. 510.628.4534 jhull@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FIRST QUARTER 2013 DILUTED EPS OF $0.21,  UPDATES 2013 OUTLOOK

•                  Hawaii volume gains and higher year over year China rates bolster profits

•                  Diluted EPS from Continuing Operations of $0.21 compared to $0.05 in the prior year

•                  Ocean transportation operating income of $18.5 million, up from $5.8 million in the prior year

•                  Net Income of $9.1 million, EBITDA of $36.0 million

•                  Total debt reduced by $18.0 million in quarter, $71.7 million in three quarters since Separation

HONOLULU, Hawaii (May 6, 2013) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $9.1 million, or $0.21 per diluted share for the quarter ended March 31, 2013. Net income for the quarter ended March 31, 2012 was $3.8 million, or $0.09 per diluted share. Consolidated revenue for the first quarter 2013 was $394.7 million compared with $366.1 million reported for the first quarter 2012.

Matt Cox, Matson’s President and Chief Executive Officer commented, “We had a good first quarter, driven by increased volume in our Hawaii trade and higher rates in our China service. We also benefited from operating an optimal nine-ship fleet for most of the quarter, which led to reduced vessel expenses compared to the 10-ship fleet deployed for the first quarter last year.”

Cox continued, “With this solid quarter behind us, our outlook for the full year has shifted slightly higher. We continue to expect mixed results in our ocean transportation trade lanes as compared to 2012, as evidenced by a decrease in Guam volume during the first quarter, better than expected Hawaii volume trends and anticipated weaker China freight rates for the balance of the year. All said, we are off to a good start.”

2013 Outlook

Ocean Transportation: In the first quarter of 2013, Hawaii volume increased due to an uptick in eastbound volume and modest market growth and gains. We note that eastbound volume has been historically volatile. Further, market gains can and do fluctuate depending on specific customer activity, competitive sailing schedules, and rate environment. As a result, moderate volume gains are expected in the Hawaii trade for the full year. In the China trade, freight rates were higher in the first quarter of 2013 than in the year earlier period, reflecting a continuation of rate gains made in the latter half of 2012. However, given the current surplus in global vessel capacity, modest rate erosion is expected to impact average rates for the balance of 2013. Guam trade volume declined in the quarter due to lower shipment levels from the U.S. military. Therefore, little if any full year growth in Guam is expected.

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The Company’s terminal operations joint venture, SSAT, continues to be negatively impacted by significantly reduced lift volume due to customer losses from prior years. It is therefore expected that SSAT will operate at a breakeven level for the year.

In addition to the trade lane and terminal operations outlook, the Company expects to continue to benefit from operating a nine-ship fleet for most of 2013 and lower outside transportation costs, both of which are the result of a lighter dry-dock schedule.

As described above, operating income for the full year in the Ocean Transportation segment is expected to improve moderately from the prior year. Performance for the remaining three quarters of 2013 is expected to improve modestly from levels achieved in 2012, although some variance in comparative quarterly performance is anticipated.

Logistics: Volume in Logistics’ intermodal and highway businesses grew at a healthy pace in the quarter, offset by declines in warehouse operations and international intermodal margins. However, meaningful cost cutting measures instituted in 2012 led to flat year-over-year operating income.  Due to anticipated volume growth and expense control, operating income margin for Logistics is expected to be 1-2 percent of revenues in 2013, returning to a level similar to 2011.

Other: The Company expects capital expenditures for 2013 to be approximately $30 million, excluding vessel replacement capital expenditures. Further, the Company may elect to make deposits to the Capital Construction Fund if it is able to finalize its vessel replacement plan. These deposits could be significant and will have the effect of deferring a portion of the Company’s current cash tax liabilities.

By Segment - All figures reported for three months ended March 31, 2013 are compared with three months ended March 31, 2012

Ocean Transportation

	Three Months Ended March 31
(Dollars in millions)	2013	2012	Change
Revenue	$299.9	$279.5	7.3%
Operating income	$18.5	$5.8	219.0%
Operating income margin	6.2%	2.1%
Volume (units) (1)
Hawaii containers	34,300	32,500	5.5%
Hawaii automobiles	23,000	16,900	36.1%
China containers	14,200	13,700	3.6%
Guam containers(2)	5,800	6,100	(4.9)%
Micronesia/South Pacific containers(2)	2,400	1,500	60.0%

(1)     Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

(2)     In January 2013 the Company purchased the assets of Reef Shipping Limited. Accordingly, given new route configurations in the South Pacific trade, the Company has reclassified volume from Yap and Palau that had previously been recorded in Guam volume totals.

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Ocean transportation revenue increased $20.4 million, or 7.3 percent, during the first quarter of the year versus the prior year. The increase was due principally to higher volume in the Hawaii trade, new volume associated with the Company’s Micronesia/South Pacific trade and an increase in China trade freight rates compared to the prior year’s level, partially offset by lower volume in the Guam trade.

Container volume increased in three of the trade lanes served by the Company in the first quarter: Hawaii container volume increased 5.5 percent due to improvement in eastbound carriage and modest market growth and gains in westbound carriage; China volume improved due to the timing of an additional voyage in the quarter; Micronesia/South Pacific volume increased due to the acquisition of the assets of Reef Shipping Limited early in the quarter; Guam volume decreased by 4.9 percent due to modest market contraction related to reduced military volume. Hawaii automobile volume increased 36.1 percent due primarily to the timing of automobile rental fleet replacement and retail sales.

Ocean transportation operating income increased $12.7 million, or 219.0 percent. The increase in operating income was principally due to increased freight rates in the China trade, higher Hawaii volume and improvements in vessel operating expenses. The Company operated a nine-ship fleet in the quarter, while in the year earlier period it operated a 10-ship fleet due to vessel dry-docking. Operating income gains were partially offset by higher terminal handling expense associated with higher auto volume and increases in general and administrative expenses.

The Company’s SSAT joint venture contributed $0.2 million to operating income during the first quarter compared with $0.8 million in the prior year. The decline was primarily due to the loss of volume from several major customers.

Logistics

	Three Months Ended March 31
(Dollars in millions)	2013	2012	Change
Intermodal revenue	$56.8	$52.6	8.0%
Highway revenue	38.0	34.0	11.8%
Total Revenue	$94.8	$86.6	9.5%
Operating income	$0.2	$0.3	(33.3)%
Operating income margin	0.2%	0.3%

Logistics revenue increased $8.2 million, or 9.5 percent, during the first quarter of the year versus the prior year. This increase was the result of higher domestic intermodal and highway volume.

Logistics operating income decreased modestly, by $0.1 million, due to declines in warehouse operations and international intermodal margins, partially offset by lower general and administrative expenses.

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Cash Generation & Capital Allocation

Matson continued to generate strong cash flow during the first quarter 2013. EBITDA was $36.0 million in the first quarter 2013 compared to $24.8 million in the first quarter 2012, an increase of $11.2 million, or 45.2 percent.  Maintenance capital expenditures for the first quarter 2013 totaled $6.3 million compared with $8.5 million in the prior year. In early January, the Company paid a total of $9.6 million for the assets of Reef Shipping Limited. Also during the quarter, Matson’s Board of Directors declared a cash dividend of $0.15 per share payable on June 6, 2013 to shareholders of record on May 9, 2013.

Debt Levels

Total debt as of March 31, 2013 was $301.1 million, of which $283.7 million was long term debt. During the first quarter 2013, the Company reduced its total debt by $18.0 million. The ratio of net debt to last twelve month EBITDA was 1.61 as of March 31, 2013.

Teleconference and Webcast

Matson, Inc. has scheduled a conference call at 4:30 p.m. EDT/1:30 p.m. PDT/10:30 a.m. HST today to discuss its first quarter performance. The call will be broadcast live on the Company’s website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through 5:30 p.m. EDT on Monday, May 13, 2013 by dialing 1-877-344-7529 or 1-412-317-0088 and using the conference number 10027773. The slides and audio webcast of the conference call will be archived for one full quarter on the Company’s Investor Relations page of the Company’s website.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the island economies of Hawaii, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California. The Company’s fleet of 18 vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing. Additional information about Matson, Inc. is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”).

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Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors, including the timing of the entry of a competitor in the Guam trade lane; consummating and integrating acquisitions; conditions in the financial markets; changes in our credit profile and our future financial performance; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

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MATSON, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In millions, except per-share amounts) (Unaudited)

	Three Months Ended March 31,
	2013	2012
Operating Revenue:
Ocean transportation	$299.9	$279.5
Logistics	94.8	86.6
Total operating revenue	394.7	366.1

Costs and Expenses:
Operating costs	342.8	329.7
Equity in income of terminal joint venture	(0.2)	(0.8)
Selling, general and administrative	33.4	28.6
Separation costs	—	2.5
Operating costs and expenses	376.0	360.0

Operating Income	18.7	6.1
Interest expense	3.7	2.0
Income from Continuing Operations Before Income Taxes	15.0	4.1
Income tax expense	5.9	2.1
Income From Continuing Operations	9.1	2.0
Income from Discontinued Operations (net of income taxes)	—	1.8
Net Income	$9.1	$3.8

Basic Earnings (Loss) Per Share:
Continuing operations	$0.21	$0.05
Discontinued operations	—	0.04
Net income	$0.21	$0.09

Diluted Earnings (Loss) Per Share:
Continuing operations	$0.21	$0.05
Discontinued operations	—	0.04
Net income	$0.21	$0.09

Weighted Average Number of Shares Outstanding:
Basic	42.6	41.9
Diluted	43.0	42.3

Cash Dividends Per Share	$0.15	$0.315

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MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Cash	$11.0	$19.9
Other current assets	204.4	214.2
Total current assets	215.4	234.1
Investment in terminal joint venture	59.7	59.6
Property – net	759.0	762.5
Other Assets	115.1	118.1
Total	$1,149.2	$1,174.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$17.4	$16.4
Other current liabilities	168.4	177.0
Total current liabilities	185.8	193.4

Long-term debt	283.7	302.7
Deferred income taxes	249.1	251.9
Employee benefit plans	108.3	108.0
Other Liabilities	38.2	38.4
Total long-term liabilities	679.3	701.0

Total shareholders’ equity	284.1	279.9
Total	$1,149.2	$1,174.3

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Net Debt and EBITDA Reconciliation

As of March 31, 2013 (in $ millions)

Total Debt:	$301.1
(Less) Total Cash	(11.0)
Net Debt	$290.1

	Three Months Ended March 31,			Last Twelve
(in $ millions)	2013	2012	Change	Months
Net Income	$9.1	$3.8	$5.3	$51.2
Subtract: Income from discontinued operations	—	1.8	(1.8)	(7.9)
Add: Income tax expense	5.9	2.1	3.8	36.8
Add: Interest expense	3.7	2.0	1.7	13.4
Add: Depreciation and amortization	17.3	18.7	(1.4)	70.7
EBITDA(1)	$36.0	$24.8	$11.2	$180.0

(1)         EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization.  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.